UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 11, 2010

Mistras Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001- 34481	22-3341267
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

195 Clarksville Road		08550
Princeton Junction, New Jersey		(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (609) 716-4000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

Disclosure of Non-GAAP Financial Measures

On August 11, 2010, Mistras Group, Inc. (the “Company,” “we” or “us”) held a webcast conference call to discuss the results for its fiscal year and fourth quarter, which ended May 31, 2010.  During this webcast, the Company discussed the financial measurement “free cash flow.”

The term “free cash flow,” is not a measurement of financial performance under U.S. generally accepted accounting principles (“GAAP”).  “Free cash flow” is defined as net cash provided by operating activities, less purchases of property, plant and equipment.  Our management uses free cash flow as a measure of cash generated by operations of the business.  The following is a reconciliation free cash flow to a GAAP measurement.

Unaudited Reconciliation of Net Cash Provided By
Operating Activities to Free Cash Flow
(In Millions)

	Year ended May 31,		Three months ended May 31,
	2010	2009	2010	2009
Net cash provided by operating activities	$19	$13	$7	$6
Less purchase of property, plant and equipment	(2)	(6)	—	(2)
Free cash flow	$17	$7	$7	$4

We believe investors and other users of our financial statements benefit from the presentation of free cash flow in evaluating our operating performance because it provides an additional tool to compare cash generated by our operations on a consistent basis and measure underlying trends and results in our business.  This measure also takes into account cash used to purchases fixed assets needed for business operations which are not expensed.

While free cash flow is a term and financial measurement common used by investors and securities analysts, it has limitations.  As a non-GAAP measurement, free cash flow has no standard meaning and, therefore, may not be comparable with similar measurements for other companies.  Free cash flow is generally limited as an analytical tool because it excludes cash uses which are included in a GAAP cash flow statement.  Accordingly, free cash flow should be not considered in isolation or as a substitute for analyzing our results as reported under U.S. generally accepted accounting principles.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MISTRAS GROUP, INC.

Date: August 11, 2010	By:	/s/ Michael C. Keefe
		Name:	Michael C. Keefe
		Title:	Executive Vice President, General
Counsel and Secretary